Exhibit 10(m)

THE RULES OF THE

ASDA SHARESAVE

PLAN 2000

(incorporating amendments approved by

the Board of Directors of ASDA Group Limited

on April 13, 2004 and approved by the Inland

Revenue under Schedule 3 to ITEPA)

RULES OF THE ASDA

SHARESAVE PLAN 2000

RULES OF THE ASDA

SHARESAVE PLAN 2000

1.	Definitions

1.1	In these Rules the following words and expressions shall have the meaning specified against them unless the context requires otherwise

“Acquiring Company”	means a company which obtains control of Wal-Mart in the circumstances set out in Rule 8,

“Adoption Date”	means the date of adoption of the Sharesave Plan by the Company at a board meeting,

“Announcement Date”	means any date on which the quarterly announcement of Wal-Mart’s results is made,

“Any Other Share Scheme”	means any scheme (other than the Sharesave Plan) established to enable employees of the Group to acquire shares in Wal-Mart,

“Appropriate Authority”	means such body or bodies as are approved by the Board for the provision of SAYE Contracts under the Sharesave Plan,

“Associated Company”	means any company which, in relation to the Company, is an associated company as that term is defined in paragraph 47 of Schedule 3,

“Auditors”	means the auditors for the time being of the Company or if there are joint auditors, such one as the Board shall select (in each case acting as experts and not as arbitrators),

“Board”	means the Board of Directors for the time being of the Company present at a duly convened meeting of the Directors, or an appropriate committee thereof, at which a quorum is present,

“Bonus Date”	means, in relation to any repayment under an SAYE Contract, the date on which the Three Year Bonus or the Five Year Bonus (as the case may be) is payable and the “relevant Bonus Date” shall be construed accordingly,

“Business Day”	means a day on which the New York Stock Exchange is open for business,

“Company”	means ASDA Group Limited (Number 1396513),

“Control”	has the meaning set out in section 840 of the Taxes Act,

“Date of Grant”	means, in relation to the commencement of any SAYE Contract, the date (specified pursuant to Rule 5.1) on which an Option is granted to an Eligible Employee,

“Director”	means a Director of any member of the Group,

“Eligible Employee”	means any Employee of a Participating Company who at the Date of Grant

(a) (i) is chargeable to tax in respect of his office or employment under sections 15 or 21 of ITEPA; and

(ii) has been an Employee for a continuous period of at least six months or such longer period not exceeding five years as the Board may specify ending on or before the Date of Grant, or

(b) is any other Employee of a Participating Company who is nominated by the Board in its discretion to participate in the Sharesave Plan,

and in both cases participation in the Sharesave Plan shall not be permitted by any Employee who is excluded from participation by paragraphs 10 or 11 of Schedule 3,

“Employee”	means an employee (including a full-time Director holding salaried employment or office who normally devotes to his duties 25 hours or more a week) of any member of the Group,

“Equity Share Capital”	has the meaning set out in section 744 of the Companies Act 1985,

“Exercise Notice”	means the notice by which an Option is exercised in accordance with Rule 10.1,

“Five Year Bonus”	means, in relation to an SAYE Contract, the bonus payable on the fifth anniversary of the starting date of the SAYE Contract (subject to any postponement in accordance with the provisions of the SAYE Contract),

“Group”	means the Company and its Subsidiaries for the time being or, where the context so requires, any one or more of them,

“Inland Revenue”	means the Board of Inland Revenue,

“Issue or Reorganisation”	means, in relation to Wal-Mart, the issue of shares by way of capitalisation of profits or reserves or by way of rights issue, sub-division, consolidation of shares or reduction of share capital,

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003;

“Key Feature”	means a provision of this Sharesave Plan which is necessary to meet the requirements of Schedule 3 to ITEPA as defined in paragraph 42 (2B) of ITEPA

“Market Value”	has the meaning set out in Part VIII of the Taxation of Chargeable Gains Act 1992,

“Maximum Monthly Savings Contribution	means the maximum permitted aggregate monthly savings contribution, as specified in paragraph 25 of Schedule 3 of ITEPA (currently £250 a month, or such other maximum amount specified from time to time in paragraph 25 of Schedule 3) or, if less, such sum (being a multiple of £1 and not less than £5) as the Board decides shall apply to every Eligible Employee in respect of any SAYE Contract entered into pursuant to an Offer,

“Minimum Monthly Savings Contribution”	means the minimum permitted monthly savings contribution, as specified in paragraph 25 of Schedule 3 of ITEPA (currently £5 a month, or such other minimum amount specified from time to time in paragraph 25 of Schedule 3), or such other sum as the Board decides in accordance with that paragraph in respect of any SAYE Contract entered into pursuant to an Offer,

“Model Code”	means the Model Code for Securities Transactions by Directors of Listed Companies,

“New Company”	means a company being either the Acquiring Company or some other company falling within paragraphs 18(b) or (c) of Schedule 3 of ITEPA,

“New Option”	means an option granted over New Shares under Rule 9,

“New Shares”	means shares in the New Company in respect of which New Options are granted by the New Company under Rule 9 and which comply with paragraphs 18 to 22 (inclusive) of Schedule 3 of ITEPA,

“New York Stock Exchange”	means the New York Stock Exchange Inc.,

“Offer”	means an invitation to apply for an Option,

“Offer Date”	means the date on which an Offer is made to an Eligible Employee in accordance with Rule 2.1,

“Offer Period”	means the period commencing on the 5th day and ending on the 28th day after an Announcement Date or such period in the event of exceptional circumstances as the Board may determine,

“Old Option”	means an Option released in exchange for a New Option under Rule 9,

“Option”	means a right to acquire (by purchase or subscription) Shares granted to an Eligible Employee in pursuance of the Sharesave Plan and for the time being subsisting or, where the context so requires, a right so to be granted,

“Option Holder”	means a person holding an Option,

“Option Period”	means the period of 6 months after the relevant Bonus Date,

“Option Price”	means, in relation to an Option, a price per Share determined by the Board being not less than the higher of -

(i) the par value of a Share, and

(ii) the average closing sales price for a Share on the New York Stock Exchange as published in the Wall Street Journal, for the 3 dealing days immediately preceding the Business Day before the Offer Date, or, if the Board so determines, a price no lower than 80 per cent of the average closing sales price,

“Participating Company”	means any member of the Group nominated by the Board to participate in the Sharesave Plan in accordance with Rule 2.7,

“person”	means, for the purposes of Rule 8, any person together with any person connected with him (as defined in section 839 of the Taxes Act) and any person acting in connection with him (which expression has the meaning set out in the City Code on Takeovers and Mergers as in force and applicable at the relevant time), and a company shall be deemed to be acting in concert with any persons who, together with their connected persons, own or control more than 20 per cent of the issued Equity Share Capital of that company,

“Receipt Date”	means the date on which an Exercise Notice for an Option is received under Rule 10.3,

“Redundancy”	has the meaning set out in the Employment Rights Act 1996,

“Release Date”	means the date upon which an Old Option is released under Rule 9.1,

“Retirement”	means reaching the Specified Age or reaching any other age at which the relevant Option Holder is bound to retire in accordance with the terms of his contract of employment,

“SAYE Contract”	means a contract under the SAYE Scheme established by these Rules,

“SAYE Scheme”	means a certified contractual savings related share option scheme within the meaning of section 326 of the Taxes Act which has been approved by the Inland Revenue for the purposes of Schedule 3 of ITEPA,

“Schedule 3”	means Schedule 3 to ITEPA;

“Shares”	means fully paid shares of $0.10 par value in the common stock of Wal-Mart for the time being which comply with paragraph 18 to 22 (inclusive) of Schedule 3,

“Sharesave Plan”	means the ASDA Sharesave Plan 2000 established by these Rules in its present form or as from time to time amended in accordance with these Rules,

“Specified Age”	means the age of 60 years,

“Starting Date”	means, in relation to an SAYE Contract, the date on which the first monthly savings contribution is received by the Appropriate Authority,

“Subsidiary”	means any company which is for the time being under the Control of the Company and which is also a Subsidiary of the Company within the meaning of section 736 of the Companies Act 1985, and

“Taxes Act”	means the Income and Corporation Taxes Act 1988,

“Three Year Bonus”	means, in relation to an SAYE Contract, the bonus payable on the third anniversary of the starting date of the SAYE Contract (subject to any postponement in accordance with the provisions of the SAYE Contract),

“Wal-Mart”	means Wal-Mart Stores Inc., registered in Delaware, USA

1.2	References to any statute or statutory provision (including the Taxes Act and ITEPA) shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification), any provision superseding or re-enacting it (whether with or without modification).

1.3	Unless the context requires otherwise, references to the singular only shall include the plural and vice versa, references to the masculine gender shall include the feminine and vice versa and references to actual persons shall include corporations.

1.4	References to Rules are to rules of the Sharesave Plan.

1.5	The headings of these Rules shall not affect their construction or interpretation.

2.	Timing of Offers

2.1	Subject to Rules 2.2, 2.3 and 3, the Board may make an Offer to an Eligible Employee to participate in the Sharesave Plan within 21 days after any of -

(A)	the Adoption Date, and

(B)	receipt of notification of approval of the Sharesave Plan by the Inland Revenue;

and, thereafter, within an Offer Period.

2.2	if under any statute or applicable directors’ dealing code or any similar provisions the Board is prevented from making an Offer within any Offer Period the Board may make such Offer within the period of 21 days, or such longer period as the Board considers appropriate, after such provisions cease to apply.

2.3	Invitations under Rule 2.1 shall be issued on no more than two dates in each calendar year and shall be issued to all Eligible Employees at that date.

2.4	Each Offer shall be in writing and shall specify -

(A)	the Option Price of the Shares subject to the Option,

(B)	the Maximum Monthly Savings Contribution,

(C)	the Minimum Monthly Savings Contribution, and

(D)	the date (which is between 14 and 21 days after the Offer Date) by which an application for an Option must be made by the Eligible Employee and on which the offer shall lapse.

2.5	Each Offer shall be accompanied by an SAYE Contract proposal form and an application form for the grant of an Option, requiring the Eligible Employee to state -

(A)	the maximum amount which the Eligible Employee wishes to save each month under the SAYE Contract,

(B)	that such monthly savings contribution, when added to the Eligible Employee’s monthly savings contribution at that time under any other SAYE Scheme will not exceed the Maximum Monthly Savings Contribution,

(C)	whether the SAYE Contract is to include the Five Year Bonus or the Three Year Bonus (unless the Board shall have decided that only the Three Year Bonus shall be available in respect of that Offer), and

(D)	that the Board has authority to enter on the SAYE Contract proposal form such monthly savings contribution, not exceeding the maximum stated pursuant to Rule 2.5(A), as may be determined under Rule 4.

2.6	Each application pursuant to Rule 2.5 shall be deemed to be an application for the maximum whole number of Shares for which the aggregate Option Price would as nearly as possible equal (but not exceed) the total repayment due to the Option Holder at the relevant Bonus Date under the SAYE Contract.

2.7	The Board may from time to time nominate any member of the Group which it intends to participate in the Sharesave Plan (a “Participating Company”).

3.	Restrictions on the Grant of Options

3.1	The number of Shares which may be acquired pursuant to options granted on or after June 5, 2004 under the Sharesave Plan shall not exceed 10 million Shares PROVIDED THAT this limit may be reviewed or increased from time to time with the approval of shareholders of Wal-Mart in general meeting.[1]

3.2	The Board may, before making an Offer, determine the maximum number of Shares which are to be made available in respect of the grant of Options pursuant to that Offer.

3.3	Any payment made by an Option Holder under an SAYE Contract shall be not less than the Minimum Monthly Savings Contribution or more than the Maximum Monthly Savings Contribution.

4.	Scaling Down

4.1	If the Board receives valid applications for Options over a number of Shares which would result in the limits set out in Rule 3.1 or determined by the Board under Rule 3.2 to be exceeded the following steps shall be carried out successively to the extent necessary to eliminate the excess over the limits -

(A)	the excess over £5 (or such other Minimum Monthly Savings Contribution as is specified in the Offer) of the monthly savings contribution specified in each application shall be reduced pro rata,

[1]	Stage 2 amendments

(B)	each election for a Five Year Bonus shall be deemed to be an election for a Three Year Bonus,

(C)	each election for a Five Year Bonus or a Three Year Bonus shall be deemed to be an election for no bonus.

4.2	The amount of the reduced monthly savings contribution determined in accordance with Rule 4.1 shall not be lower than the Minimum Monthly Savings Contribution.

5.	Grant of Options

5.1	Subject to Rules 5.2 and 5.5, the Board shall grant or procure the grant of Options in respect of the applications made under Rule 2.5 no later than a date (the “Date of Grant”) 30 days (or, if Rule 4.1 applies, 42 days) after the earliest date with reference to which the Option Price was determined.

5.2	No Option shall be granted to any person who is not at the Date of Grant an Eligible Employee.

5.3	Payments under an SAYE Contract shall be made by arrangement with the Participating Company of which the Option Holder is an Employee and such payments shall be passed forthwith to the Appropriate Authority.

5.4	Subject to the rights of the personal representatives of an Option Holder under Rule 7.2 after the Option Holder’s death, each grant of an Option shall be personal to the Eligible Employee to whom it is made and will not be transferable or assignable. An Option shall not be charged, pledged or otherwise encumbered. Any breach or attempted or purported breach of the provisions of this Rule 5.4 shall render the relevant Option void and, unless the Board determines otherwise, an Option shall lapse upon the bankruptcy of the Option Holder.

5.5	No Option may be granted later than 10 years after the Adoption Date.

6.	Option Certificates

The company shall in due course issue in respect of each Option granted an option certificate evidencing the Option. Option certificates shall be in such form as the Board may from time to time determine.

7.	Rights to Exercise Options

7.1	Subject to the provisions of this Rule 7 an Option may be exercised in accordance with the procedure set out in Rule 10 by the Option Holder (or in the circumstances set out in Rule 7.1(B), his legal personal representatives) at any time following the earliest of the following events

(A)	the relevant Bonus Date,

(B)	the death of the Option Holder,

(C)	the Option Holder ceasing to be an Employee by reason of his Retirement, injury, disability or Redundancy,

(D)	the Option Holder ceasing to be an Employee more than 3 years after the Date of Grant other than by reason of his Retirement, injury, disability or Redundancy or by reason of gross misconduct,

(E)	the Participating Company or the business or part of the business of the Participating Company by which the Option Holder is employed ceasing to be in the control of the Company, any Subsidiary or any Associated Company,

(F)	the occurrence of any of the circumstances set out in Rules 8 and 12, and in each case before the earliest of the events set out in Rule 7.2.

7.2	Subject to Rule 7.3 and Rule 7.5 an Option shall lapse immediately on the earliest of the following events -

(A)	save where Rule 7.2(B) applies, the expiry of the Option Period,

(B)	the first anniversary of the date of the Option Holder’s death or, where the death occurred during the Option Period, the first anniversary of the relevant Bonus Date,

(C)	save where Rule 7.2(E) or (F) applies, the Option Holder ceasing to be an Employee otherwise than by reason of his death, Retirement, injury, disability or Redundancy,

(D)	6 months after the date on which the Option Holder ceased to be an Employee by reason of his Retirement, injury, disability or Redundancy,

(E)	6 months after the date on which the Option Holder ceased to be an Employee other than by reason of his Retirement, injury, disability or Redundancy or by reason of gross misconduct where he so ceased more than 3 years after the Date of Grant and immediately on the date of cessation of employment where he so ceased by reason of gross misconduct,

(F)	6 months after the Participating Company or the business or part of the business of the Participating Company by which the Option Holder is employed ceased to be in the Control of the Company or any Subsidiary or any Associated Company,

(G)	the occurrence of either of the events set out in Rule 7.8,

(H)	the Option Holder being adjudicated bankrupt, and

(I)	unless its release has been effected under Rule 9, the day immediately following the date of expiry of the six month period referred to in Rule 8.

7.3	If before the relevant Bonus Date the Option Holder reaches the Specified Age but continues to be employed by the Group, the Option may be exercised within the period of 6 months after such event. Thereafter, to the extent unexercised, the Option may only be exercised after the earliest of the events set out in Rule 7.1.

7.4	An Option Holder who decides not to exercise an Option in accordance with these Rules may withdraw the aggregate amount accumulated under the relevant SAYE Contract.

7.5	For the purpose of the Rules, an Option Holder shall not be treated as ceasing to be an Employee until he ceases to hold any office or employment with the Company, any Subsidiary or any Associated Company. Therefore, if at the Bonus Date an Option Holder holds an office or employment in a company which is not a participating Company but which is an Associated Company or a Subsidiary then his option may be exercised within six months of the Bonus Date.

7.6	An Option Holder (or his personal representatives) may only exercise any Option to the extent that the aggregate Option Price paid for the Shares on such exercise will not exceed the aggregate amount (including any interest and/or the relevant bonus) of his savings under the SAYE Contract at the relevant date.

7.7	No Option may be exercised by an Option Holder (or his personal representatives) if the Option Holder is (or immediately before his death was) excluded from participation in the Sharesave Plan by virtue of paragraphs 10 or 11 of Schedule 3 of ITEPA.

7.8	An option shall lapse in the event that the Option Holder -

(A)	ceases to make monthly savings contributions under the relevant SAYE contract or under the terms of the SAYE Contract is deemed to have given notice of his intention to cease to make monthly savings contributions under the relevant SAYE Contract, or

(B)	requests repayment of his monthly savings contributions from the relevant SAYE Contract from the Appropriate Authority.

7.9	Subject to Rule 7.5, if at any time an Option Holder ceases to be an Employee, otherwise than as mentioned in Rules 7.1, 7.2 and 7.3 any Option which he holds shall lapse and cease to be exercisable upon such cessation.

8.	Take-overs or a disposal of the Company

Subject to the Option not having lapsed under Rule 7.2, the Option may be exercised during the period of 6 calendar months following

(i)	the acquisition of Control of Wal-Mart by a person pursuant to a general offer

(a)	to acquire the whole of the issued shares of Wal-Mart not already owned or agreed to be acquired by that person, such offer having been conditional upon that person obtaining Control of the Wal-Mart, or

(b)	to acquire all the Shares; or

(ii)	the sale of more than half of the issued share capital of the Company or the undertaking of the business of the Company to any company which is not an Associated Company of Wal-Mart.

9.	Grant of New Options

9.1	If an Acquiring Company obtains Control of Wal-Mart or acquires the shares or business of the Company in the circumstances set out in Rule 8 the Option Holder may at any time within the six month period referred to in Rule 8 by agreement with the Acquiring Company release any unexercised Option (“Old Option”) then held by him in consideration for the grant to him of a New Option.

9.2	A New Option shall be -

(A)	for such a number of New Shares as shall have the same total Market Value immediately after the Release Date as the total Market Value of the Shares which were the subject of the Old Option immediately before the Release Date,

(B)	exercisable in the same manner as the Old Option,

(C)	deemed to have been granted on the Date of Grant of the corresponding Old Option, and

(D)	subject to the provisions of the Sharesave Plan as it had effect immediately before the Release Date but so that (save and except for Rules 2, 3, 4, 5, 6, 14.2 and 15) references to the “Company” and “Wal-Mart” shall be construed as references to the “New Company” and references to “Options” shall be construed as references to “New Options”.

9.3	The total amount payable by an Option Holder upon the exercise of the New Option shall be equal to the total amount that would have been payable by him upon the exercise of the Old Option.

10.	Exercise of Options

10.1	In order to exercise an Option in whole or in part the Option Holder (or his legal personal representatives) must :-

(A)	Give notice to the Company Secretary (or the person appointed by the Board for the purpose), in such manner as the Company may from time to time require and notify to Option Holders.

(B)	The notice must be accompanied by payment in full of the Option Price or must authorise the Appropriate Authority to make such payment on behalf of the Option Holder.

(C)	If so required, the notice should be accompanied by the option certificate (although failure to lodge the option certificate will not invalidate the exercise of the Option).

10.2	An Option may be exercised in whole or in part provided that partial exercise shall be of not less than 10 per cent of the Shares comprised in the Option.

10.3	The date the Exercise Notice is received in accordance with Rule 10.1 shall constitute for all purposes the Receipt Date of such Option. The Company will ensure that the Option is exercised within 30 Business Days of the Receipt Date.

10.4	The Company will keep stocks of a suitable form of Exercise Notice available so that Option Holders wishing to exercise may obtain copies thereof from the Company Secretary.

10.5	If the Option becomes exercisable before the relevant Bonus Date it shall be exercisable over not more than the number of Shares the aggregate Option price of which is as nearly as possible equal to but not more than the total repayment due on the Exercise Date and the Option shall not be exercisable over any Shares in excess of that number.

10.6	All allotments and issues or transfers of Shares (as the case may be) will be made within 30 Business Days of the Exercise Date and will be subject to all (if any) necessary consents of any governmental or other authorities under enactments or regulations for the time being in force. It shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent. A share certificate or such other form of acknowledgement of shareholding as is then prescribed in respect of such Shares so issued or transferred shall be sent to the person exercising the Option at his risk.

10.7	If under the terms of an announcement made by Wal-Mart a dividend is to be or is proposed to be paid to the holders of Shares, the Shares to be issued on the exercise of an Option after the date of such announcement will not rank for such dividend and the Shares to be transferred on the exercise of an Option after the date of such announcement will be transferred without the right to receive any such dividend and any such right to that dividend will be retained by the transferor. Subject as aforesaid the Shares so to be issued shall be identical and rank pari passu in all respects with the fully paid registered Shares in issue on the Exercise Date.

10.8	Where the Shares are listed on the New York Stock Exchange or any other market or recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000, the Board shall as soon as practicable apply to the New York Stock Exchange for admission of such Shares to the New York Stock Exchange or such other market or recognised investment exchange (as appropriate).

11.	Variation of Capital

11.1	Upon the occurrence of an Issue or Reorganisation the restriction on the number of Shares available for the offer of Options set out in Rule 3.1[2] and the number or nominal amount of Shares comprised in each Option and the Option Price may be adjusted in such manner as the Board may determine with the prior approval of the Inland Revenue and (other than in the event of a capitalisation issue) with the written confirmation of the Auditors that in their opinion the adjustments are fair and reasonable.

11.2	Notice of any such adjustment shall be given to the Option Holder by the Board, which may call in option certificates for endorsement or replacement.

12.	Winding Up

12.1	Subject to the Option not having lapsed under Rule 7.2, if the Company convenes a general meeting for the purpose of considering a resolution for voluntary winding up, the Board shall notify Option Holders of the date of such meeting and Options may be exercised within 28 days of the passing of the resolution. To the extent unexercised, Options shall lapse upon the passing of the resolution. In the event that the resolution is not passed, any purported exercise of Options shall be invalid.

13.	Administration

13.1	Any notice or other document required to be given under the Sharesave Plan to any Option Holder shall be in writing and be delivered to him by hand (including through the Company’s internal delivery system) or sent by pre-paid post to him at his home address according to the records of the company by which he is employed or at such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the date of posting.

13.2	The Board shall have power from time to time to make or vary regulations for the administration and operation of the Sharesave Plan provided that the same are not inconsistent with the Rules of the Sharesave Plan.

14.	General

14.1	The decision of the Board in any dispute or question concerning the construction or effect of the Sharesave Plan or any other question in connection with the Sharesave Plan (including the calculation of the Option Price in any particular case and the effect of an Issue or reorganisation) shall be conclusive subject to the concurrence of the Auditors whenever required under the provisions of the Sharesave Plan.

14.2	The Company or the Board may at any time resolve to suspend or terminate the Sharesave Plan, in which event no further Options shall be granted but the Sharesave Plan shall continue in full force and effect in relation to Options and New Options then subsisting.

14.3	Participation in the Sharesave Plan by an Eligible Employee is a matter entirely separate from any pension right or entitlement pursuant to his terms and conditions of employment. In no circumstances shall an Option Holder ceasing to be employed by the Group be entitled to claim as against any member of the Group any compensation for, or in respect of, any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or otherwise in connection with the Sharesave Plan.

14.4	The Board shall procure that at all times there are available a sufficient number of authorised and unissued Shares and/or ensure that it has made arrangements to procure the transfer of sufficient issued Shares to meet the subsisting rights of Option Holders under the Sharesave Plan.

[2]	Stage 2 amendments

14.5	The Sharesave Plan shall be governed by English law.

15.	Alterations to the Sharesave Plan

15.1	The Board may at any time resolve to alter the Sharesave Plan in any manner subject to the following provisions of this Rule 15.

15.2	The Board may make such alterations to the Sharesave Plan as it may consider necessary to secure the continuing approval of the Sharesave Plan by the Inland Revenue in accordance with Schedule 3 (including alteration to the Specified Age).

15.3	After the Inland Revenue has approved the Sharesave Plan -

(A)	no alteration to any Key Feature shall take effect until approved by the Inland Revenue, and

(B)	no alteration shall be effective to abrogate or alter adversely any of the subsisting rights of the Option Holders except with such consent or sanction on the part of the Option Holders as would be required under the provisions of the Company’s Articles of Association if the Shares the subject of the Options constituted a single class of shares.